Exhibit 13(d)

PARNASSUS FUNDS

EXPENSE CAP AGREEMENT

Agreement made this 26th day of March 2015, between Parnassus Investments, as investment adviser (the “Adviser”), and the Parnassus Funds (the “Trust”).

WHEREAS, the Trust is comprised of the following four funds: the Parnassus Fund, the Parnassus Mid Cap Fund, the Parnassus Endeavor Fund, the Parnassus Asia Fund; and

WHEREAS, the Adviser intends to reimburse the Funds for expenses that exceed certain expense limits and to commit to those limits for a period of time; and

WHEREAS, shareholders of the Funds benefit from any expense limits agreed to by the Adviser.

NOW, THEREFORE, the Trust and the Adviser agree to expense limits on the annual operating expenses of the Funds, as follows:

Fund	Expense Limit Effective 5/1/15 (as a percentage of average net assets)
Parnassus Fund
Institutional Class	0.94%

Mid Cap Fund
Investor Class	0.99%
Institutional Class	0.85%

Endeavor Fund
Investor Class	0.95%
Institutional Class	0.83%

Asia Fund
Investor Class	1.25%
Institutional Class	1.22%

The Adviser agrees to continue the foregoing expense limits through April 30, 2016 with the exception of the Parnassus Mid Cap Fund Investor Class where the Advisor agrees to continue the foregoing expense limits through April 30, 2017.

IN WITNESS WHEREOF, the parties have signed this agreement as of the day and year first above written.

PARNASSUS INVESTMENTS

By:

Name:	Jerome L. Dodson

Title:	President

Date:	March 26, 2015

PARNASSUS FUNDS

By:

Name:	John V. Skidmore

Title:	Secretary

Date:	March 26, 2015